Exhibit 10.3

MANUFACTURING FRAMEWORK AGREEMENT

This Manufacturing Framework Agreement (“MFA”) is entered into as of this 20th day of March, 2014 ("Effective Date") between:

(1)	Austrianova Singapore Pte. Ltd., a Singapore corporation having its registered office and principal place of business at 20 Biopolis Way, #05-518 Centros, Singapore 138668. Reg. No. 200705334K (“Manufacturer”), and

(2)	Nuvilex, Inc., a Nevada corporation, having its principal office at 12510 Prosperity Drive, Suite 310, Silver Spring, Maryland 20904, Nevada Reg. No. C22368-1996 (“Client”).

Manufacturer and Client are individually hereinafter referred to as “Party” and collectively hereinafter referred to as “Parties”.

BACKGROUND

Whereas, Manufacturer and Client are parties to that certain Asset Purchase Agreement as more particularly defined and described in Definition "A" below, which provides Client with ownership of certain exclusive licenses that Client will use for the testing of certain cancer products;

Whereas, in furtherance of the Asset Purchase Agreement the Parties wish to enter into this MFA to set forth the terms and conditions under which Manufacturer shall manufacture and supply Client with encapsulated 22P1G and/or recloned 22P1G cells (collectively "22P1G cells"), the latter of which is presently ongoing, to enable Client to have the 22P1G cells necessary for certain clinical indications involving clinical testing in pre-clinical and clinical phases through Phase 2;

Whereas, this MFA supersedes with respect to clinical production and supply of the 22P1G cells, any prior verbally agreed terms or previous terms set forth in section 8 and SG Austria’s obligations, points (b) and (c) on pages 9 and 10 of the Asset Purchase Agreement as applied to the encapsulated 22P1G cells and such resulting product for clinical testing in pre-clinical and clinical phases through Phase 2;

Whereas, this MFA is designed for Phase 2 trial material utilizing the encapsulated 22P1G cells, and

Whereas, should it become necessary to make material through a Phase 2/3 trial or a straight Phase 3 trial, then within one year of this Agreement being executed and the first two batches delivered and received by Client, both parties will negotiate in good faith for a new Manufacturing Agreement to be made for Pivotal Trial Supply and bridging commercial supply and eventual commercial manufacturing.

Now, therefore, in consideration of the foregoing promises and the covenants and obligations set forth in this MFA, the Parties agree as follows:

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DEFINITIONS

Capitalized terms used, but not defined in this MFA, will have the same meaning assigned to them in the Asset Purchase Agreement. “Sections” refer to the sections of this MFA, unless explicitly provided to refer to a section or article of the Asset Purchase Agreement. As used in this MFA, the following capitalized terms will have the following meanings:

A.	“Asset Purchase Agreement” will mean the “Third Addendum to the Asset Purchase Agreement” dated June 25, 2013 by and between Manufacturer and the Client.

B.	“AI” will mean the “Active Ingredient,” consisting of 22P1G and any of its derivative cells ("Cells"), which will be supplied by Client as at least ten vials of fully tested and validated Working Cell Bank cells, each vial containing at least 2 x 10[6] viable frozen cells. Client shall provide to Manufacturer all detailed protocols for the maintenance and cultivation of the Cells for manufacturing.

C.	“Confirmation Date” will mean the date on which written confirmation of the delivery date is given by Manufacturer to Client relating to a Purchase Order.

D.	“Goods” will mean the encapsulated 22P1G cells made by encapsulating the AI as described in the Specifications set forth in Appendix A attached hereto.

E.	“Lot” will mean a single production run of the Goods.

F.	“MFA Effective Date” will mean the date on which this MFA is executed.

G.	“Purchase Order” will mean Client’s written order for the Goods. The requirements for the contents of the Purchase Order are as provided in Section 1.11.

H.	“GMP” and “cGMP” will mean Good Manufacturing Practice(s) and current Good Manufacturing Practice(s), respectively.

I.	“Setup” will mean the initial process and work to create the capability(ies) to create the environment and to establish and design the correct parameters for the manufacturing process and all other aspects of the GMP facility such that manufacturing of the final cGMP product can be undertaken by Manufacturer.

“Clinical Forecast” shall mean an overview consisting of Study Information (including Study Name, Registration Number, Test Article, Study Type and Status), Accrual Metrics (including Number of Sites, Number of Subjects and Accrual Rate – both Planned and Actual), and the Study Milestones Timeline (including Study Start, Enrollment Complete, Data Lock, Reports Planned and Study Completion – both Planned and Actual).

J.	“Ex-works” shall mean delivery from Manufacturer's facility to shipper or another party designated by Client.

K.	“MCB” shall refer to the AI produced in the first amplification after cloning of the 22P1G cells, also known as the Master Cell Bank.

L.	“WCB” shall refer to the cells produced by the amplification of the AI from the MCB, also known as the Working Cell Bank.

M.	“US FED” shall mean the Federal Reserve (Central Bank) of the United States.

N.	"Capsule" shall mean the product of the manufacturing process using of the “Cell-in-a-Box®” technology in which eukaryotic cells are encapsulated in a polymer where one constituent of the encapsulation material is cellulose sulphate and the other polydiallyldimethylammonium chloride.

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OPERATIVE PROVISIONS

1. Manufacturing and Supply of the Goods

1.1	Manufacturer shall manufacture and supply the Goods to Client on the terms set forth in this MFA and any applicable Purchase Order.

1.2	Manufacturer may supply Client either directly by Manufacturer itself manufacturing the Goods, and/or indirectly, by providing Goods from one or more of Manufacturer‘s Affiliates, a Third Party and/or Third Parties.

1.3	The Goods to be manufactured and supplied to Client by Manufacturer under this MFA consist of two components: (i) the AI and (ii) the Capsule. The components of the Capsule will be supplied by Manufacturer.

1.4	A Setup will be undertaken by Manufacturer to establish and design the correct parameters for the manufacturing process. Subsequent use of the same AI will not necessitate any additional modification of the original Setup. The Setup costs (“Setup Fee”) will be borne by Client and are described in this MFA.

1.5	Following completion of the Setup, Manufacturer and Client will agree on the final specifications for the encapsulation of the AI as described in Appendix A and make any necessary changes to generate Appendix B. Any subsequent changes to the specifications for the AI will be recorded in a similar way. All changes will be appended to, and become part of, this MFA in an amended form as a new Appendix to this MFA. Any changes to the specifications may entail an additional Setup Fee(s).

1.6	The Goods will be manufactured according to GMP/cGMP standards and to the Specifications agreed between Manufacturer and Client. Client will supply the AI, including relevant external documentation from an accredited external provider to evidence that the AI is free of adventitious agents. Client can arrange this external documentation directly or, in the event that Client wishes Manufacturer to conduct the external testing to determine that the AI is adventitious agent free, Manufacturer will arrange all necessary testing and charge Client at the actual cost plus an administration fee of 7.5% of the cost of the tests listed below in addition to the agreed set-up fee and manufacturing costs/vial. Necessary tests for such adventitious agent free testing may include, but are not be limited to:

Identity:

Isoenzymes

DNA Fingerprinting

Others required by regulatory authorities and/or regulatory consultants

Microbial Contaminants:

Sterility according to European Pharmacopeia/United States Pharmacopeia/Japanese Pharmacopeia

Mycoplasma according to European Pharmacopeia/United States Pharmacopeia/Japanese Pharmacopeia

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General Adventitious Viruses:

28-day in vitro assay for the presence of viral contamination using 3 cell lines (Vero, MRC-5 and, in addition, cells of the same species as the test sample).

In vivo assay for the presence of adventitious agents in suckling and adult mice, embryonated eggs and/or guinea pigs.

Retrovirus Tests:

Transmission electron microscopy (“TEM”)

Retrovirus infectivity test

- Extended S+L- focus assay for amphotropic and xenotropic retroviruses .

- Reverse transcriptase assay using the PERT assay (“FPERT”) (required if TEM and infectivity test via co-cultivation is negative)

Other Viruses:

Mouse antibody production test (“MAP”)

Hamster antibody production test (“HAP”)

Bovine viruses

Porcine viruses

Human viruses:

Standard PCR package: (includes HBV, HCV, EBV, CMV, HIV 1 & 2, HTLV I & II, HHV 6 to HHV8, SV40 and PB19)

Co-cultivation test using rhabdomyosarcoma (RD) cells for endogenous viruses

The exact choice of tests to be completed in the external testing shall be mutually discussed and agreed to between Client and Manufacturer dependent on the origin, history, results of previous testing (if any) and materials with which the AI has come into contact. For clarity, Client will be entitled to specify the exact nature of the tests required after such discussion in the event of a disagreement between the Parties. Client shall be responsible for the cost of tests it requires as set forth above in addition to the agreed set-up fee and manufacturing costs/vial, unless Manufacturer performs any tests not requested by Client in which case the cost of all such tests shall be borne by Manufacturer.

1.7	Manufacturer will admit the AI into the cGMP manufacturing facility upon Manufacturer’s sole and complete satisfaction with all previous documentation of any and all prior handling of the AI (including materials and substances that the AI has been in contact with in its complete history) and the evidence showing the AI to be adventitious agent free.

1.8	Client will specify, and Manufacturer will have tested during the Setup, any non-standard substances required for the culture and expansion of the AI. Such substances will be detailed in the specific AI specifications and shall be purchased directly by Manufacturer at cGMP grade, with proper documentation and after audit by Manufacturer. The costs of the audit and the purchase of the non-standard substances will be borne by Client in addition to the agreed Setup Fee and manufacturing costs/vial. Non-standard growth substances are any media or component(s) required for the attachment, growth, release or activity of the AI apart from standard cell culture media specifically Dulbecco’s Modified Eagles Medium (DMEM), Roswell Park Memorial Institute Medium (RPMI), trypsin substitutes, phosphate buffered saline, Dimethyl Sulfoxide (DMSO), high-grade cGMP quality water, fetal bovine serum, calf serum and horse serum, all of which must be porcine-component free and must be of US origin. Examples of such non-standard substances would be growth factors, adhesion matrices, such as collagen or laminin, and cell culture media apart from DMEM or RPMI.

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1.9	Client will specify and Manufacturer will have tested during the Setup, any non-standard assays required as In Process Controls (“IPC”) or as release assays. Such assays will have to be set up and validated by Manufacturer prior to acceptance of the first manufacturing Purchase Order. Such assays or IPCs will be detailed in the specific AI specifications. The cost of set-up, reagents, equipment and assay validation for such non-standard assays will be borne by Client in addition to the agreed Setup-Fee and manufacturing costs/vial. For the avoidance of doubt, non-standard assays are assays in addition to the following standard assays for use in assessing various aspects of the cell production and encapsulation:

Standard Items to Assess During and/or After Production

Cell Morphology	Turbity
Cell Homogenicity	Osmolarity
Cell Vitality before Encapsulation	Cell Number and Concentration Measurements
Glucose Concentration	Sterility
pH	Endotoxin
Bioburden in Supernatant	Cells per capsule
Mycoplasma	Capsules per Vial
Cell Viability	Cell Viability in Capsules

1.10	The first Clinical Forecast is attached to this MFA as "Exhibit A." Each Calendar Quarter (every three months) after the Effective Date and for the duration of the term of this MFA, Client and Manufacturer will mutually agree upon a new Clinical Forecast by the thirtieth (30th) day into such Calendar Quarter, rolling forward one (1) Calendar Quarter in each forecast. Such Clinical Forecast will cover the immediately succeeding twelve (12) months after the Calendar Quarter in which it is agreed. Each Clinical Forecast will state the requested delivery date for each shipment. The amounts and dates set forth for the first Calendar Quarter in each Clinical Forecast will constitute a firm Purchase Order and will be binding upon Client. The Purchase Order portion of the Clinical Forecast must comply with Section 1.11 of this MFA to the extent applicable. The remainder of such Clinical Forecast will be for information purposes only. Manufacturer will reasonably cooperate with Client to seek to accommodate Client’s timing requests for clinical supply. However, Manufacturer will not be required to supply on less than six (6) months notice for the first 3 purchase orders and thereafter at three (3) month’s notice provided that this is considered feasible at the discretion of Manufacturer based on the current experience gained in the first 3 purchase orders and Manufacturer’s supply is subject to the scheduling and availability of its suppliers and subcontractors for the Goods. Manufacturer’s supply obligations are contingent on Client’s timely and full payment of invoices in accordance with Section 2 of this MFA. As an example and not by way of limiting the foregoing, in the event the Parties timely agree on a Clinical Forecast, the Clinical Forecast shall constitute a Purchase Order and a Confirmation Date Notice. Manufacturer will then use its commercially reasonable efforts to comply with the manufacturing timeline set forth in the Purchase Order and will notify Client of the timeframe in which the Goods will be manufactured and shipped in accordance with Section 1.13 of this MFA. If such timeframe is accepted by Client and if Client has paid all costs previously owed and not in dispute, production shall be initiated in accordance with the terms of the Purchase Order. In the event of delays by Manufacturer’s suppliers and/or subcontractors, adjustments to the Clinical Forecast will be made accordingly.

1.11	Client will either include all relevant terms in each Clinical Forecast to become a Purchase Order as described in Section 1.10 of this MFA or will deliver a Purchase Order to Manufacturer at the same time as its proposal for each update to the Clinical Forecast, as applicable. Purchase Orders will specify the Goods ordered, the quantity ordered and the requested delivery date(s) for each quantity. The Purchase Order will also specify the carrier who will collect the Goods from the manufacturing facility of Manufacturer.

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1.12	If the terms and conditions of any Clinical Forecast, Purchase Order or any other document furnished by Client to Manufacturer under this MFA conflict with the terms and conditions of this MFA, the terms and conditions of the Purchase Order or Clinical Forecast will prevail.

1.13	Manufacturer will, within twenty (20) days of the receipt of any Purchase Order from Client, give written notice to Client of the dates by when manufacturing will be complete and the Goods subject to that Purchase Order will be shipped (“Delivery Date”).

1.14	Manufacturer will supply quantities of Goods in batches based on the controlling Purchase Order made between Client and Manufacturer, but with a minimum batch size for any production run of four hundred (400) vials with each vial containing three hundred (300) Capsules. If for any reason, including, but not limited to, regulatory matters, cell functionality, cell number per Capsule or similar matters, Client requests a change in the quantity of Goods requested or the minimum size of any batch, Client and Manufacturer shall work to determine the feasibility of providing the requested quantity of Goods and whether there will be any adjustment in price as a result. In addition, Manufacturer will notify Client of the then-standard manufacturing and production batch size for Goods from time to time, although any change must be provided to Client at least 180 days prior to such change taking place in order for Client to be able to notify regulatory authorities and any other necessary individuals or groups.

1.15	Shipping will be by ex-works delivery to the carrier. Subject to Force Majeure, Manufacturer will deliver the Goods to the carrier within ten (10) Business Days of the Delivery Date specified in Manufacturer’s confirmation of delivery dates under Section 1.13 of this MFA for such shipment. Client will be responsible for the full cost of any freight, postage, shipping, insurance charges and any other costs associated with shipment of the Goods. Manufacturer will work with Client to ensure clearance of each shipment of Goods through customs in the country of manufacture and in the country of destination, but it is Client’s responsibility to obtain all necessary approvals or permits required for the Goods to leave the country of origin in accordance with Section 1.19 of this MFA. If the carrier refuses to accept Manufacturer’s shipment for any reason related to Client’s obligations to the carrier, Manufacturer shall not be in breach of the terms and conditions of this MFA as a result of such refusal, but will be obligated to receive the shipment back and to properly store such shipment to ensure its efficacy as long as feasible until such proper clearance can be accomplished if the Goods have not left the country of manufacture at Client’s sole expense. Should Manufacturer have to store the shipment for such a period that the Goods expire, Client will be responsible of all and any loss.

1.16	Manufacturer will number each shipment with a vendor Lot number that allows the Parties to trace raw materials and/or components used to manufacture such shipment.

1.17	At least ten (10) days prior to shipment of Goods, Manufacturer will deliver to Client, on a Lot by Lot basis, a “Certificate of Analysis,” which shall include a complete analysis of the Goods after their manufactory, including a lot number, specifications for the Capsules, the number of Cells and any other appropriate assessment of the Goods. The Certificate of Analysis shall also include a list of all adventitious agents that are not normal constituents of the Cells or Capsules, which shall include, but not be limited to, all bacteria, fungi, mold, mycoplasma, viruses, prions or similar agents.

1.18	Client is responsible for obtaining any necessary import permits to allow the importation of the Goods into the United States or its territories, or any other country of destination, for storage or clinical testing. Manufacturer shall cooperate with Client to ensure such clearance of each shipment of Goods in the country of destination, at Client’s sole expense.

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1.19	Client shall be responsible for the successful clearance of the Goods from the country of manufacture.

1.19.1	Manufacturer shall use commercially reasonable efforts to obtain GMP compliant release of the Goods according to Thai or other regulatory bodies of the country of manufacture. Manufacturer shall implement the necessary steps and systems to allow any required audits and certification to take place.

1.19.2	Any costs incurred for ensuring GMP compliant release of Goods from the country of manufacture will be shared equally between Manufacturer and Client.

1.19.3	Manufacturer shall not ship any Goods until it has received a signed written approval from Client. When Manufacturer releases the Goods, it shall provide Client with a Certificate of Analysis along with full documentation

1.20	The Goods to be manufactured and supplied to Client by Manufacturer under this MFA shall be delivered as frozen product on an ex-works basis. Client assumes all responsibility for and will bear all freight costs, tax and import duties and any import formalities or administrative tasks.

1.21	Once each shipment of Goods has been accepted by the carrier, Client shall be responsible for all further distribution and storage of the Goods in that shipment. Client shall store and distribute such quantities of the Goods in accordance with applicable industry norms and standards and with due regard to the specifications, to the extent applicable, and any and all relevant regulatory requirements.

1.22	Manufacturer and Client agree that the Goods are to be used only as a component part of a series of planned preclinical studies and clinical trials through Phase 2 trials and for no other purpose whatsoever.

1.23	Either Party may at any time request that the Goods be adapted/amended in order to comply with any applicable safety or other statutory requirements. If the changes induced by such adaptation/amendment materially affect the cost, nature or quality of the Goods, the Parties shall renegotiate in good faith the relevant provisions of this MFA. However any such adaptation/amendment may necessitate, through discussion between Manufacturer and Client, a new Setup study, the costs of which, as regulated in Section 2.1 of this MFA, will be the responsibility of Client. Any and all changes to the Specifications will be recorded in a new Appendix to this MFA as described in Section 1.5 of this MFA.

2. Payment

2.1	The costs for the Setup for the AI will be borne by Client and will be six hundred and forty seven thousand US dollars (USD 647,000) adjusted according to the year (see Section 2.4 of this MFA), of which 50% will be paid upon the Effective Date and the balance consisting of the remaining 50% will be paid within three months of the Effective Date.

2.2	Client will pay Manufacturer six hundred and forty seven US dollars (US$ 647) adjusted according to the year (see Section 2.4 of this MFA) per vial of encapsulated 22P1G cells shipped ex-factory.

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2.3	Upon confirmation of the delivery date by Manufacturer pursuant to Section 1.13 of this MFA, Manufacturer will be entitled to submit invoices therefor to Client. Payment for the Goods will be in three parts: (i) one third of the total cost of the Purchase Order will be payable within thirty (30) days of receipt of the confirmed delivery date; (ii) one third will be payable within ninety (90) days of receipt of the confirmed delivery date; and (iii) the final one third will be payable within thirty (30) days of receipt of the Goods by the carrier ex-works.

2.4	Prices quoted for the Setup and the cost per vial are valid for 2014 and thereafter will be increased yearly according to the annual inflation rate in the country in which the Goods are manufactured according to the GDP Inflation Rate figures (http://www.gdpinflation.com). At the time of this MFA, the country of manufacture shall be Thailand.

2.5	At Effective Date and as publicized in website www.x-rates.com, 1 USD = 32.51Thai Baht (“Exchange Rate). Should the Exchange Rate differ by more than five percent (5%), Client and Manufacturer agree that prices mentioned in 2.1 and 2.2 above will be adjusted accordingly. At January 31, 2014, the Thai Consumer Index Price was 106.46 according to website www.gdpinflation.com. Should the CPI at moment of ordering the Goods, differ by more than 5 points compared to that as at January 31, 2014 of 106.46, Client and Manufacturer agree that the price mentioned 2.1 and 2.2 will be adjusted accordingly.

2.6	Any additional costs for adventitious agent testing, for non-standard substances, IPCs or release assays will be detailed in the specifications for the AI and billed to Client in addition to the agreed set-up fee and manufacturing costs/vial based on the determination of what constitutes standard and non-standard substances as noted in Section 1.8 of this MFA. A seven and one-half percent (7.5%) administration charge will be charged for third-party services contracted by Manufacturer on behalf of Client, such as testing or assay services.

2.7	Upon submission of each Client Purchase Order to Manufacturer, Client will disclose full details of the nature of the AI required to be manufactured. Further, Client will deliver at least ten (10) tubes of AI, each frozen tube containing at least 2 x 10[6] cells to be encapsulated that are from a fully tested and validated WCB, having already been produced from an MCB, and will provide the full testing and validation documentation for both the MCB and WCB from their respective manufacturers.

3. Late Payment and Interest

If payment is not made on the due date, Manufacturer shall be entitled, without limiting any other rights it may have, to charge Client interest on the outstanding amount (both before and after any judgment). Interest shall accrue on sums outstanding after the due date for payment at the rate of five percent (5%) per annum over the US FED base rate. Further, if payment is not made more than thirty (30) days after the due date, Manufacturer will have the right to suspend or cease production with an obligation to resume only upon further payment. Any payments already made by Client to Manufacturer will be deemed non-refundable if, once Client has made a decision to terminate a project, the project is not reopened within sixty (60) days of the written notice to Manufacturer of such termination.

4. Quality of the Goods

4.1	In entering into this MFA, Client relies on Manufacturer’s expertise to manufacture the Goods, and Manufacturer accordingly warrants to Client that all Goods under this MFA shall:

4.1.1	Conform in all respects to the specifications agreed between the Parties as a result of the data gained in the Setup;

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4.1.2	For a period of twenty-six (26) weeks following delivery of the Goods, so long as the Goods have been verifiably transported and stored according to Manufacturer’s instructions, the Goods shall be warranted to meet the quality required by the specifications and to be free from defects in design, workmanship or materials. In case of delivery of defective or non-conforming Goods, Manufacturer shall remedy the defect or the non-conformity within thirty (30) days after receipt of a written notice from Client giving full particulars of the defect or the non-conformity, together with a transcript of the transport and storage conditions (e.g. by shipper’s and Client data logger); and

4.1.3	If the defect or the non-conformity amounts to a material breach of any of the provisions of this MFA or a Purchase Order and Manufacturer fails to remedy the breach within ninety (90) days after receipt of written notice of the defective Goods, Client shall be entitled to receive a credit or terminate this MFA pursuant to Section 7.2.1 of this MFA, all at Client's sole discretion.

4.2	If any claim is made against Manufacturer by a third party arising out of or in connection with the manufacture of the Goods, Client shall indemnify Manufacturer against all damages or other compensation awarded against Manufacturer in connection with the claim or paid or agreed to be paid by Manufacturer in settlement of the claim which is approved by Client, which approval shall not be unreasonably withheld or delayed, and all reasonable legal or other expenses incurred by Manufacturer in or about the defense or settlement of the claim. Manufacturer shall notify Client as soon as practicable after becoming aware of the claim and take all action reasonably requested by Client to avoid, compromise or defend the claim and any proceedings in respect of the claim, subject to the Manufacturer being indemnified and secured to its reasonable satisfaction against all costs and expenses which may be incurred in doing so. Notwithstanding the foregoing, the indemnity obligations set forth in Section 4.2 of this MFA shall not apply to any claims based upon any manufacturing defect or defect in the specification or components made by Manufacturer so long as the claim refers to goods delivered less than 26 weeks previously by the manufacturer or are the result of the negligence, gross negligence or willful misconduct of Manufacturer.

4.4	Manufacturer and Client shall both obtain comprehensive liability insurance to protect all Parties prior to starting production of the Goods ordered by Client and will provide each other copies of their insurance policies following a written request by a Party to do so.

5. Intellectual Property

5.1	Intellectual Property (“IP”) shall mean patentable inventions, marks (including trademarks, service marks, certification marks, and/or collective marks), whether registered or common law, materials in which copyrights exists and trade secrets. Client or its affiliates are the licensee owning an exclusive license to use the Cells in the field of oncology treatments in certain territories. For the period of this MFA and for the purposes of exercising its rights and performing its obligations under this MFA, Client grants Manufacturer a non-exclusive license to manufacture the Goods using the technology, subject to Client’s or it’s Affiliate’s exclusive license.

5.1.1	Client is granted the non-exclusive right, to apply Manufacturer’s “Cell-in-a-Box” trademark to the Goods during the term of this MFA.

5.2	All artwork supplied by Client from time to time for use in relation to the Goods or their labeling and packaging, and all of Client's or Client’s Affiliate’s Intellectual Property shall belong exclusively to Client, and Manufacturer shall acquire no rights therein.

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5.3	Client shall, at the request and expense of Manufacturer, take all such steps as Manufacturer may reasonably require to assist Manufacturer in maintaining Manufacturer’s trademarks. Client shall not represent that it has any title in or right of ownership to any of the trademarks other than the non-exclusive rights to use the Cell in a Box trademark granted by separate agreement or do or suffer to be done any act or thing which may in any way impair the rights of Manufacturer in any of the trademarks or bring into question the validity of its registration.

5.4	Client shall promptly notify Manufacturer of any actual or threatened infringement of any of the trademarks of which Client becomes aware or which Client suspects has occurred or may occur.

5.5.	New IP generated during the term of this MFA shall be solely owned by Manufacturer if pertaining to Encapsulation and if generated solely by Manufacturer and shall be solely owned by Client if pertaining solely to the AI and if generated solely by Client. All other new IP involving arising during the term of this MFA as a direct result of work or intellectual input by both Client and Manufacturer (“Joint IP”) shall be jointly-owned by Client and Manufacturer. The Parties will license their respective half of the Joint IP to each other for consideration of $1.00 US.

5.5.1	Disclosure of Inventions. A Party must promptly inform the other Party of all IP that it or its officers, employees, agents or consultants create as part of this MFA and that falls within the scope of this MFA.

5.5.2	Creation/Ownership. Creation/Ownership of new IP will be determined in accordance with Singapore patent law.

5.5.3 Filing, Prosecution and Maintenance Joint IP. Filing, prosecution and maintenance of Joint IP will be undertaken by Client as follows: (i) give Manufacturer a copy of any draft application before it is filed so that Manufacturer can give Client comments on the substance of the application; (ii) consult with Manufacturer regarding the countries in which patent applications should be filed; (iii) take all reasonable steps to prosecute all patent applications; (iv) respond to proceedings filed by third parties against the patent applications; (v) file all papers and, subject to Section 8.2 of this MFA, pay all fees necessary to maintain any granted patents; (vi) take all actions reasonably requested by Manufacturer to maintain any granted patents; (vii) give Manufacturer copies of all documents relating to the filing, prosecution and maintenance of patent applications and granted patents; (vii) upon written request by Manufacturer, give Manufacturer a report detailing the status of all patent applications and granted patents on or before December 31 of each year this MFA is in effect; and (viii) give Manufacturer prompt notice of any decision by Client to decline, defer, not file a patent application or to abandon a patent application(s) or a granted patent(s). After receiving this notice, Manufacturer may, at its sole cost and expense, take over the filing, prosecution or maintenance of the patent application(s) or granted patent(s). If this occurs, the relevant IP rights will be in assigned to Manufacturer.

5.5.4	Abandonment. If Client does not wish to continue to support the filing, prosecution or maintenance of any Joint IP, it shall immediately notify Manufacturer of such decision in writing. At that point, Manufacturer will have the right to keep or allow to lapse any and all rights to the Joint IP. All rights as described in the Asset Purchase Agreement supersede any described herein and shall survive the term or termination of this MFA.

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5.6	Infringement. Each Party shall promptly notify the other of any third-party claim of infringement related to any IP. In the event any such claims are made, the Party owning the allegedly infringing IP shall be responsible for the defense of such claims and shall indemnify and hold harmless the other Party with respect to such claims. In the event an infringement claim is related to Joint IP, the Parties shall share equally in the defense of any such claim and in any damages related to such claim.

6. Cooperation of the Parties for Improvements and Modifications

6.1	Client and Manufacturer shall meet either physically or by way of a teleconference at least once per calendar quarter during the term of this MFA to review any matters likely to be relevant to the manufacture, sale, use or development of the Goods.

6.2	Without limiting the general scope of Section 6.1:

6.2.1	Client shall provide Manufacturer with details of any improvement belonging to Client that it wishes to be incorporated into the Goods or any other modification that it wishes to be made to the Goods from time to time; and

6.2.2	Manufacturer shall provide Client with details of any improvement that is made, developed or acquired by Manufacturer from time to time.

6.3	The term "improvement" as used in this MFA means any development, enhancement or derivative of the Goods, or its design or manufacturing process, which would make the Goods less expensive to manufacture, more effective, more useful, more valuable or would in any other way render the Goods preferable in commerce.

6.4	Title to any Intellectual Property rights with respect to any improvement made, developed or acquired by either Party shall belong to that Party, but Client may use any improvement which is made, developed or acquired by Manufacturer and any applicable Intellectual Property of Manufacturer relating to the subject matter of this MFA for its own purposes by way of a non-exclusive, royalty-free license during the term of this MFA and any extensions or renewals hereof.

6.5	Manufacturer shall not unreasonably withhold its consent to the incorporation into the Goods of any improvement belonging to Client or any other modification to the Goods referred to in Section 6.2.1 of this MFA, or of any improvement belonging to Manufacturer referred to in Sections 6.2.2 and 6.4 of this MFA. However, any such modification may necessitate, at the discretion of Manufacturer, a new Setup study, the costs of which, as regulated in Section 2.1 of this MFA, will be borne by Client.

7. Duration and Termination of the MFA

7.1	This MFA shall be effective as of the Effective Date. Unless sooner terminated pursuant to Sections 7.2 or 7.3, this MFA shall continue until terminated by either Party in accordance with the provisions of this MFA .

7.2	Either Party shall be entitled forthwith to terminate this MFA by giving written notice to the other if:

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7.2.1	A Party commits any continuing and material breach of any of the provisions of this MFA and fails to remedy (or to commence and reasonably pursue a cure if the breach is not curable within sixty (60) days) the breach within sixty (60) days after receipt of a written notice giving the specific details of the breach and requiring it to be remedied.

7.2.2	A creditor takes possession or a receiver is appointed over any of the property or assets of the other Party;

7.2.3	A Party makes any voluntary arrangement with its creditors or becomes subject to an administration order related thereto;

7.2.4	The other party goes into liquidation (except for the purposes of an amalgamation, reconstruction or other reorganization and in such manner that the company resulting from the reorganization effectively agrees to be bound by or to assume the obligations imposed on that other party under this MFA); or

7.2.5	A Party ceases or threatens to cease to carry on its business.

7.3	Any waiver by either Party of a breach of any provision of this MFA shall not be considered as a waiver of any subsequent breach of the same or any other provision.

7.4	The rights to terminate this MFA shall not constitute a Party’s ability to exercise any other right or seek any other remedy contained in this MFA or available by law.

8. Consequences of Termination

8.1	Upon the termination of this MFA for any reason, except for reason of non-payment by Client, Manufacturer shall be required to continue the manufacture of any Goods ordered pursuant to a Purchase Order then in effect, which manufacturing period shall continue until all Goods have been manufactured or three months, whichever is shorter (“Phase-Out Period”). During the Phase-Out Period, Client shall be permitted to sell all Goods that have been provided to Client pursuant to this MFA. At the end of the Phase-Out Period, Client shall offer to sell to Manufacturer all Goods which have been manufactured pursuant to this MFA, but not sold, and all usable but unused stocks of labeling and packaging for the Goods, at a price equal to their cost to Client (excluding any fees paid by the Client to Manufacturer above actual cost of the Goods), together with any necessary royalty-free licenses allowing Manufacturer to resell these Goods and to benefit exclusively from the financial proceeds of these sales.

8.2	Subject to Section 8.1, on the termination of this MFA for any reason Client shall:

8.2.1	Subject to Section 1.4 of this MFA, cease to sell the Goods or to use, either directly or indirectly, any of the technology referred to in Section 1.4 or Intellectual Property referred to in Section 5 of this MFA that is owned by Manufacturer and forthwith return to Manufacturer any documents in its possession or control which contain or record any part of any of that Intellectual Property.

8.3	Except as provided in Section 8 of this MFA and any accrued rights or obligations pursuant to this MFA, neither Party shall have any further obligation, contractual or otherwise, to the other.

8.4	The provisions of Section 9 of this MFA shall survive termination of the MFA, regardless of the reason for termination.

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9. Confidentiality

9.1	Both Parties understand and acknowledge that, by virtue of this MFA, they may both receive or become aware of technology and information belonging or relating to the other Party, its business, business plans, affairs or activities which information is confidential and proprietary to the other Party and/or its manufacturers and/or customers and in respect of which they are bound by a strict duty of confidence (“Confidential Information”).

9.2	As a consequence thereof, neither Party shall, either during the period of this MFA or at any subsequent time, disclose to any other person Confidential Information disclosed to it by the other Party under this MFA and shall use its best efforts to keep such Confidential Information (whether marked as such or not), except as provided by Section 9.3 or 9.4 of this MFA.

9.3	Any of the Confidential Information referred to in Section 9.1 of this MFA may be disclosed to:

9.3.1	Any contractor of or supplier to the Party in question of any equipment or products;

9.3.2	Any governmental or other authority or regulatory body; or

9.3.3	Any directors or employees or consultants and professional or legal advisers of the Party in question;

to such extent only as is necessary for the purposes of this MFA or as required by law, and subject in each case (other than under Section 9.3.2 of this MFA) to the Party in question first obtaining (and submitting to the other Party a copy of) a written undertaking from the person to whom the disclosure is made, as nearly as practicable in the terms of Section 9 of this MFA, to keep it confidential and to use it only for the purposes for which the disclosure is made.

9.4	Any of the Confidential Information referred to in Section 9.1 of this MFA may be used by the Party in question for any purpose, or disclosed by that Party to any other person, but only to the extent that any part of it is at the date of this MFA or subsequently becomes public knowledge through no fault of the Party in question; provided, however, that in so doing such Party does not disclose any part of Confidential Information which is not public knowledge.

9.5	This undertaking and the obligations contained in Section 9 of this MFA shall continue for a period of 10 years and shall survive termination of this MFA.

10. Force Majeure – excuse for non-performance

10.1	“Force Majeure” means war, emergency, accident, fire, earthquake, flood, storm, industrial strike or other impediment which the affected Party proves was beyond its control and that it could not reasonably be expected to have taken the impediment into account at the time of the execution of this MFA or to have avoided or overcome it or its consequences.

10.2	A Party affected by Force Majeure shall not be deemed to be in breach of this MFA, or otherwise be liable to the other Party, by reason of any delay in performance or the non-performance of any of its obligations under this MFA to the extent that the delay or non-performance is due to any Force Majeure of which it has notified the other Party in accordance with Section 10.3 of this MFA. The time for performance of that obligation shall be extended accordingly, subject to Section 10.4 of this MFA.

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10.3	If any Force Majeure occurs in relation to either Party which affects or is likely to affect the performance of any of its obligations under this MFA, it shall notify the other Party within a reasonable time as to the nature and extent of the circumstances in question and their effect on its ability to perform.

10.4	If the performance by either Party of any of its obligations under this MFA is prevented or delayed by Force Majeure for a continuous period in excess of three (3) months, the other Party shall be entitled to terminate this MFA by giving written notice to the Party affected by the Force Majeure. However all reasonable costs committed by Manufacturer arising from a Purchase Order received will be reimbursed by Client.

11. Change of circumstances; Hardship

11.1	Where the performance of this MFA becomes more onerous than reasonably anticipated at the time of execution of this MFA for one of the Parties, that Party is nevertheless bound to perform its obligations subject to the following provisions.

11.2	If, during the term of this MFA, events occur that have not been contemplated by the Parties and which render the MFA fundamentally unfair to that a Party, thereby placing an excessive burden on one of the Parties in the performance of its contractual obligations (“Hardship”), that Party shall be entitled to request revision of this MFA provided that:

11.2.1	The events could not reasonably have been taken into account by the affected Party at the time of execution of this MFA;

11.2.2	The events are beyond the control of the affected Party; and

11.2.3	The risk of the events is not one which, according to this MFA, the Party affected should be required to bear (an increase in the cost of performance for a Party shall not constitute a hardship hereunder).

11.3	Each Party shall in good faith consider any proposed revision seriously put forward by the other Party in the interests of the relationship between the Parties.

12. No Partnership or Agency

Nothing in this MFA shall: (i) be deemed to constitute a partnership in law between the Parties; (ii) make either Party the agent of the other for any purpose; or (iii) entitle either Party to commit or bind the other Party in any manner.

13. Assignment and Subcontracting

13.1	Subject to Section 1.2, this MFA is personal to the Parties, and neither Party shall, without the prior written approval of the other:

13.1.1	Assign, mortgage, charge or otherwise transfer or deal in, or create any trust over, any of its rights; or

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13.1.2	Subcontract, except by Manufacturer to its sub-contractors or otherwise delegate the whole or any part of its rights or obligations under this MFA to another person; provided, however: a Party may, without the permission of the other Party, assign this MFA to: (i) its Affiliates; (ii) any purchaser of all or substantially all of its assets; or (iii) any successor corporation resulting from any merger or consolidation of such Party with or into such corporations.

14. Notices

14.1	Any notice under this MFA shall be in writing (which may include e-mail) and may be served by leaving it or sending it to the address of the other party as specified in Section 14.2 of this MFA, in a manner that ensures receipt of the notice can be proved.

14.2	For purposes of Section 14.1 of this MFA, notification details are the registered addresses as set forth at the beginning of this MFA, unless other details have been duly notified in accordance with Section 14 of this MFA.

15. Entire Agreement

15.1	This MFA and the Asset Purchase Agreement constitute the entire agreement between the Parties with regard to the subject matter hereof. Neither Party has entered into this MFA in reliance upon any representation, warranty or undertaking of the other Party that is not expressly set out or referred to in this MFA or the Asset Purchase Agreement. This shall not preclude any liability for fraudulent misrepresentation. In the event of a conflict between the Asset Purchase Agreement and this MFA, the terms of this MFA shall control and shall supersede any previous agreement or understanding relating to its subject matter; however, it is the intent of the parties that the Asset Purchase Agreement and the MFA be read and interpreted together, giving meaning to all terms and conditions wherever and whenever possible.

15.2	This MFA may not be varied except by a signed written agreement between the Parties. If any provision of this MFA is held by any court or other competent authority to be invalid or unenforceable in whole or in part, this MFA shall continue to be valid as to its other provisions and the remainder of the affected provision, unless it can be concluded from the circumstances that, in the absence of the provision found to be null and void, the Parties would not have executed this MFA. The Parties shall use all reasonable efforts to replace all provisions found to be null and void by provisions that are valid under the applicable law and come closest to their original intention.

16. Dispute resolution

Any dispute arising under this MFA which cannot be resolved by consultation, negotiation and mediation between the Parties shall within ninety (90) days of commencement of discussions related to the dispute, shall be referred to and finally resolved by arbitration in London, England in accordance with the Arbitration Rules of the London International Arbitration Centre for which rules are deemed to be incorporated by reference into Section 16 of this MFA. The language of the arbitration shall be English. Any such arbitration award shall be final and binding upon the Parties and judgment on such award may be entered into any court or tribunal having jurisdiction thereof.

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17. Applicable Law

The validity and interpretation of this MFA and the legal relations of the Parties to it shall be governed by the laws of Singapore. The United Nations Convention on Contracts for the International Sale of Goods (Vienna Sales Convention of 1980−CISG) is specifically not applicable to this MFA.

18. Miscellaneous

18.1	Binding Effect. This MFA is binding upon and inures to the benefit of a Party’s legal representatives, successors and permitted assigns.

18.2	Counterparts. This MFA may be executed in two or more counterparts, each of which will be deemed an original and all of which shall constitute together the same document.

18.3	Amendment. This MFA may be amended only by a written agreement between the Parties.

18.4	Waiver. A Party’s compliance with the terms of this MFA may only be waived by written notice from the other Party. Unless stated otherwise, a waiver will not be deemed an ongoing waiver. The delay or failure of a Party to require performance of a term of this MFA will not prevent the Party from enforcing the same term later.

18.5	Third Party Beneficiaries. It is the intention of the Parties that no third party will have, and no third party has, any rights under this MFA.

SIGNED by	)
)
)
for and on behalf of the	) Dr. Brian Salmons
Manufacturer	) CEO, Austrianova Singapore Pte. Ltd.
)
)
)
)
in the presence of:-)
)

SIGNED by	)
)
)
for and on behalf of the Client	) Kenneth L. Waggoner
) Chief Executive Officer and President of Nuvilex, Inc.
)
)
)
)
in the presence of:-)
)

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Appendix A: Specifications for Encapsulated 22P1G Cells

Parameter	Method	Specification Limits
Visual appearance	EP	Clear, coloured ≤ BG4
Number of Capsules per vial	Manual Scanner	300 ± 20%
Viability	AlamarBlue Assay	≥ 20000 cell equivalents (corresponds to metabolism activity of 20000 not encapsulated HEK 22PIG cells)
Enzymatic activity	Resorufin Assay	Activity detectable
Sterility	Membrane Filtration (EP 2.6.1)	sterile
Purity testing - mycoplasma	Fluorescence method	not detected
Purity testing - mycoplasma	Co-Culture, PCR	not detected
Endotoxins	LAL test	≤ 10 EY / mL
pH of supernatant	EP	7.5 ± 0.5
Freezing rate	MFGVII-PA-12-103	-0.3 to -1.0[0] C/min
Osmolality of supernatant	QC-PA-10-049/03	Report only
DMSO assay of supernatant	QC-PA-10-049/Annex01/01	9-11%

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Exhibit A: Clinical Forecast

Study Information Accrual Metrics Subject Accrual Performance

P                   A

Study No.:	Total No. Sites:
Study Short Name:	Total No. Subjects:
Registration No.:	Monthly Subject Accrual:
Test Article:
Study Type:
Study Status: Planned

Study Milestones Timeline

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